                                                                     EXHIBIT 2.5

                               SERVICES AGREEMENT

         This SERVICES AGREEMENT (this "Agreement") is made and entered into effective as of November 23, 1999 (the "Effective Date") by and among HNC Software Inc., a Delaware corporation ("HNC"), on the one hand, and Retek Inc., a Delaware corporation ("Retek") and Retek Information Systems, Inc., a Delaware corporation ("RIS"), on the other hand.

                                    RECITALS

         A. Retek is currently a wholly-owned subsidiary of HNC and receives administrative and other services from HNC. RIS is also a wholly-owned subsidiary of HNC.

         B. Retek is considering carrying out an initial public offering of shares of its Common Stock pursuant to a registration statement filed under the Securities Act of 1933 ("Public Offering").

         C. After the final closing of the Public Offering, HNC will own approximately 86.3% of the outstanding shares of Retek's Common Stock (the "Retained Shares") and, pursuant to the terms of a Separation Agreement dated as even date herewith (the "Separation Agreement") among HNC, Retek and RIS, HNC will contribute to Retek all shares of RIS's outstanding stock held by HNC so that RIS will become a wholly-owned subsidiary of Retek. Unless otherwise defined herein, defined terms used in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

         D. After the Public Offering, Retek and RIS desire to continue to obtain administrative and other services from HNC, and HNC desires to continue to provide such services, durings the term of this Agreement on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HNC and Retek, for themselves, their successors and assigns, hereby agree as follows:

                               ARTICLE I: SERVICES

         1.1 Services Provided. Subject to the terms and conditions of the Agreement, during the term of this Agreement, HNC agrees to provide to Retek and RIS the services described in Exhibit A to this Agreement (collectively, the "Services").

         1.2 Business Insurance Coverage. During the term of this Agreement, HNC, as part of its Risk Management services, will use good faith efforts to extend coverage to Retek and RIS under HNC's insurance policies for those (and only those) types of insurance coverage that are expressly listed in Exhibit B to this Agreement (the "Insurance Coverage") by adding (or maintaining) Retek and RIS as named insureds under the policy or policies in question and advancing the applicable premiums necessary to extend such insurance coverage to Retek and RIS. RIS will be solely responsible for providing its own directors' and officers' liability insurance coverage ("D&O Coverage"), which D&O coverage shall be in addition to the D&O Coverage to be maintained by HNC under its Risk Management services hereunder as provided above and shall be maintained at not less than the following minimum coverage levels: $15,000,000.

         1.3 Additional Services. In the event that Retek or RIS requires services which exceed the scope or extent of the Services HNC has agreed to provide to Retek under this Agreement, and if HNC in its sole discretion agrees in writing to provide such services to Retek or RIS, then HNC and Retek, shall negotiate in good faith an adjustment to the fee payable by Retek hereunder; provided, however, that the fee or fees charged to Retek for such services shall be no less favorable to Retek than the charges for comparable services from unaffiliated third parties.

                        ARTICLE II: BILLING AND PAYMENT.

         2.1 Fees for Services. Retek shall pay to HNC a fee for each of the Services provided by HNC to Retek and/or RIS hereunder, the amount of which fee shall be calculated in accordance with the applicable provisions of Part 2 of Exhibit A ("Fees for Services") corresponding to such Services. In addition, Retek shall pay to HNC a fee for the Insurance Coverage calculated in accordance with the provisions of Exhibit B.

         2.2 Billing. On a monthly basis, HNC shall submit to Retek for payment a billing invoice setting forth HNC's good faith estimate of the amount of fees payable by Retek to HNC for Services rendered during the preceding month and/or business insurance premiums allocable to the preceding month (with such estimates to be based on the methods used to compute such charges in Part 2 of Exhibit A and in Exhibit B). HNC, at its option, may also invoice Retek for any costs paid by HNC to third-parties in the course of providing any Services ("Third-Party Costs") or any premiums relating to the Insurance Coverage immediately upon payment of such Third-Party Costs or premiums by HNC. Within thirty (30) days after the close of each calendar quarter, HNC will compute and reconcile the actual amounts of fees and premiums payable by Retek to HNC in respect of such calendar quarter (the "Actual Quarter's Charge") against the sum of the estimated amounts previously invoiced to Retek by HNC in respect of each calendar month occurring within such calendar quarter (the "Estimated Quarter's Charge") and will send Retek a statement of such computation and reconciliation (the "Quarterly Statement"). The parties agree that if (a) the Actual Quarter's Charge for such calendar quarter is greater than the Estimated Quarter's Charge for such calendar quarter, then Retek shall pay such difference (the "Quarterly Shortfall") to HNC within fifteen (15) days after HNC sends the Quarterly Statement for such calendar quarter to Retek; and (b) if the Estimated Quarter's Charge for such calendar quarter is greater than the Actual Quarter's Charge for such calendar quarter, then HNC shall reimburse Retek for the amount of such difference within fifteen (15) days after HNC sends the

Quarterly Statement for such calendar quarter to Retek, subject to HNC's right to offset as a credit any amounts previously invoiced by HNC to Retek under this
Section 2.2 and not yet paid to HNC.

         2.3 Payment. Retek shall pay in full to HNC the amount due as stated on each HNC invoice within thirty (30) days after the date of such invoice; provided that Retek shall pay in full the amount of any Third-Party Costs or premiums for Insurance Coverage billed to Retek on any HNC invoice within ten
(10) days of the date of such invoice; and provided further that Retek shall pay any quarterly any Quarterly Shortfall to HNC within fifteen (15) days after HNC issues Retek an invoice for such Quarterly Shortfall as provided in Section 2.2. In addition, Retek agrees with HNC to promptly and timely pay any insurance premiums for an HNC group insurance policy that are billed directly to Retek, in time to avoid any default or breach of such policy and any late charges or other penalties.

         2.4 Taxes. In addition to the payments to be made by Retek under this
Article II, Retek will pay all taxes, including without limitation sales and use taxes and value added taxes, if imposed by any government as a result of Retek's payment to HNC of any of the fees and costs payable by Retek hereunder.

         2.5 RIS Guarantee. Retek shall be primarily liable for the payment of all amounts payable to HNC under this Agreement, but RIS hereby guarantees and promises to pay HNC in full, upon HNC's demand, the full amount of any and all payments that are due and payable by Retek to HNC under this Agreement that have not been paid in full when due, without any right of offset or counterclaim.

                       ARTICLE III : TERM AND TERMINATION

         3.1 Initial Term. The initial term of this Agreement shall commence on the date hereof and shall continue for a period ending on the earlier of (a) one
(1) year after the Effective Date; (b) the last day of the first calendar month during which HNC owns less than fifty percent (50%) of the outstanding voting stock of Retek; or (c) the date on which this Agreement is terminated in accordance with the provisions of Section 3.4.

         3.2 No Voluntary Termination of Certain Services. Notwithstanding the provisions of Section 3.1 or Section 3.4, all Services relating to the preparation of consolidated financial statements and tracking of fixed assets and inventory (a) may not be terminated by Retek so long as HNC is required to consolidate its financial statements with Retek in accordance with generally accepted accounting principles ("GAAP"), and (b) will terminate only when HNC is no longer required to consolidate its financial statements with Retek in accordance with GAAP.

         3.3      Discontinuation of Services.

                  3.3.1 By Retek. Except as provided in Section 3.2, Retek may elect (on behalf of itself and RIS) to discontinue receiving any Service (including but not limited to any employee benefit) or any Insurance Coverage to be provided by HNC hereunder by providing HNC at least thirty (30) days' advance written notice of Retek's election to discontinue such

Services or Insurance Coverage and paying HNC any accrued but unpaid sums for any Service commenced or partially or fully performed by HNC, or any insurance premium paid by HNC hereunder, for which Retek has not previously paid HNC in full. Neither Retek nor RIS will not be entitled to any rebate or refund of sums it previously paid to HNC under this Agreement as a result of any such discontinuation by Retek.

                  3.3.2 By HNC. Without incurring any liability to Retek whatsoever, HNC may, prior to the expiration or termination of this Agreement:

                        (a) discontinue providing Retek any Insurance Coverage that HNC discontinues carrying for itself and does not replace with similar Insurance Coverage for itself during the term of this Agreement, by providing Retek at least sixty (60) days' advance written notice of the discontinuance of such Insurance Coverage;

                        (b) discontinue providing any employee group insurance or other employee benefit plan coverage that HNC is providing or extending to Retek employees under this Agreement: (i) if such employee group insurance or other employee benefit plan is substantially similar in nature, or is substantially replaced or duplicated by, an employee group insurance plan or plans or other employee benefit plan or plans adopted by Retek; (ii) if HNC is no longer permitted, whether by applicable laws or regulations or by the terms of such employee group insurance or employee benefit plan, to provide or extend such employee group insurance or employee benefit plan to Retek employees; or
(iii) if Retek is required, by applicable laws or regulations, to adopt and provide employee group insurance coverage or an employee benefit plan that is substantially similar to such employee group insurance or other employee benefit plan coverage; and/or

                        (c) change or modify any employee group insurance or other employee benefit plan coverage that HNC is providing or extending to Retek employees under this Agreement provided HNC makes such change or modification generally with respect to its employees.

         3.4      Default and Remedies; Termination.

                  3.4.1 Event of Default. A party to this Agreement will be in default hereunder if (a) such party commits a material breach of any term or condition of this Agreement and such breach continues uncured for thirty (30) days (or ten (10) days in the case of a failure by Retek to pay HNC any sums payable to HNC when due under this Agreement) following receipt of written notice of such breach from the other party.

                  3.4.2 Remedies. In the event of a default by Retek hereunder, HNC may exercise any or all of the following remedies: (a) declare immediately due and payable all sums for which Retek and/or RIS is liable under this Agreement; (b) decline to provide any Service or Services or Insurance Coverage hereunder; and/or (c) terminate this Agreement. In the event of any default by HNC hereunder, Retek may terminate this Agreement. In addition to the foregoing, a non-defaulting party will have all other rights and remedies available at law or equity.

                  3.4.3 Termination on Notice. Except as provided in Section 3.2, this Agreement may be terminated (in addition to a termination pursuant to Section 3.4.1 or Section 3.4.2) at any time at the option of either HNC or Retek upon ninety (90) days' prior written notice of termination given to the other in accordance with this Agreement.

                  3.4.4 Effect of Termination. Termination of this Agreement will not effect or terminate the effectiveness of the provisions of Sections 3.2 or 4.2, which shall survive termination of this Agreement and remain in effect thereafter.

                        ARTICLE IV: RECORDS AND ACCOUNTS

         4.1      Record Retention.

                  (a) HNC shall maintain accurate records and accounts of all transactions relating to its performance of the Services pursuant to this Agreement. Such records and accounts shall reflect such information as would normally and reasonably be examined by an independent accountant in performing a complete audit in accordance with GAAP for the purpose of certifying financial statements and shall be maintained by HNC in a manner that will enable an independent accountant to complete an audit of Retek in accordance with GAAP. Retek shall have the right to inspect and copy, at its expense upon reasonable notice and at reasonable intervals during HNC's regular office hours, the separate records and accounts maintained by HNC relating to the Services, provided that such records shall be Confidential Information of HNC and shall be held in confidence by Retek as provided in Section 8.2 hereof.

                  (b) Retek shall maintain, in accordance with HNC's record retention policy, accurate records and accounts of all transactions relating to the provision of Services under this Agreement and all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") insofar as such Information may be reasonably required by HNC to comply with all applicable federal, state, county and local laws, administrative or court orders, ordinances, regulations and codes, including but not limited to ERISA and securities laws. Without limiting the foregoing, Information may be requested under this Section 4.1(b) for audit, accounting, claims, regulatory, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

         4.2 HNC Oversight of Retek Accounting. So long as HNC is required to consolidate its financial statements with Retek under GAAP, HNC shall have the right to oversee and review Retek's accounting policies and practices and Retek will not change its accounting policies or practices without the prior written approval of HNC, which approval may be withheld in HNC's sole discretion, unless Retek's independent accountants advise Retek that its accounting policies and practices must be changed to conform with GAAP or are necessary in order to improve Retek's internal accounting controls. Retek shall provide HNC with Retek's financial accounting statements and other reports reasonably requested for each month, quarter and annual fiscal period on a timely basis according to the schedules announced by HNC for the completion of financial accounting statements in order to enable HNC to timely produce its own consolidated financial statements.

             ARTICLE V: OBLIGATIONS; LIMITATIONS; SERVICE PROVIDERS

         5.1 Limitations on HNC's Obligations. Notwithstanding anything herein to the contrary, HNC may, at its sole discretion, decline to provide any Service hereunder if: (a) facilities or personnel of HNC are not reasonably available to provide such Service; (b) providing such Service requested by Retek or RIS would materially interfere with HNC's conduct of its business; or (c) in HNC's good faith judgment based upon the advice of its tax advisors, HNC's providing such Service could result in significant tax disadvantages for HNC, could conflict with any applicable law, regulation or ordinance or could result in a conflict of interest.

         5.2 Service Providers. Services to be provided by HNC hereunder may, in HNC's sole discretion, be provided by employees or service providers of HNC or any of its subsidiaries (other than Retek), HNC shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

         5.3 Changes. Notwithstanding anything to the contrary herein, HNC may, at any time and in its sole discretion, change in any reasonable respect the manner, scheduling or timing of the Services to be rendered, provided that HNC provides Retek at least thirty (30) days' prior written notice of such change.

         5.4 Rights of HNC. Nothing in this Agreement shall limit or restrict the right of HNC or any of HNC's directors, officers or employees, agents, subsidiaries or affiliates to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of HNC to engage in any other business or to render services of any kind to any entity.

               ARTICLE VI: DISCLAIMER; LIABILITY; INDEMNIFICATION

         6.1 Disclaimer of Warranty. ALL SERVICES AND INSURANCE COVERAGE PROVIDED HEREUNDER ARE PROVIDED TO RETEK AND RIS ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND. HNC HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         6.2 Limitation on Liability. HNC shall have no liability whatsoever to Retek or RIS for any error, act or omission in connection with the Services to be rendered by HNC to Retek hereunder unless any such error, act or omission is attributable to HNC's willful misconduct or gross negligence.

         6.3 Independent Contractors. The parties will operate as, and have the status of, independent contractors and will not act as or be an agent, partner, co-venturer or employee of the other party. Except as expressly provided in this Agreement, neither party will have the right or authority to assume or create any obligations on behalf of any other party, or to bind the other party in any respect whatsoever. HNC shall be entitled to determine the means and manner by which it performs the Services hereunder.

                          ARTICLE VII: OTHER AGREEMENTS

         7.1 Alternative Services. It is acknowledged that from time to time Retek or RIS may find it necessary or desirable either to enter into agreements covering services of the type contemplated by this Agreement to be provided by parties other than HNC or to enter into other agreements with other parties covering Services or functions to be performed by HNC hereunder. Except as provided in Section 3.2, nothing in this Agreement shall be deemed to limit in any way the right of Retek or RIS to acquire such Services from others or to enter into such other agreements; provided that in no such event shall the fees to be paid to HNC pursuant to Section 2 hereof be reduced on account thereof unless this Agreement is terminated, or the applicable Services are discontinued in accordance with Section 3.3 hereof.

                          ARTICLE VIII: CONFIDENTIALITY

         8.1 Confidential Information. Each party acknowledges that, in connection with the performance of this Agreement, it may receive certain confidential or proprietary information and materials of the other party ("Confidential Information").

         8.2 Confidentiality. Subject to Section 8.3, each party and each of its subsidiaries shall hold and shall cause its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all Confidential Information (other than any such information relating solely to the business or affairs of such party) concerning the other party (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished, and without breach of any obligation or duty by a third-party concerning confidentiality, (iii) independently generated without reference to any proprietary or Confidential Information of the other party, or (iv) information that may be disclosed pursuant to any Ancillary Agreement). No party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and agree to comply with the provisions of this Section 8.2.

         8.3 Protective Arrangements. If any party hereto (or any of its subsidiaries) either (a) determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law (including but not limited to disclosure required pursuant to the Code, the Securities Act or the Exchange Act, including the disclosure of financial and other information in filings or reports made under the Securities Act or the Exchange Act) or (b) receives any demand under lawful process or from any Governmental Authority, to disclose or provide information of any other party hereto (or any of its subsidiaries) that is subject to the confidentiality provisions hereof, such party shall (except with respect to filings in reports under the Exchange Act that require such disclosure) notify the other party prior to disclosing or providing such information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Confidential Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                            ARTICLE IX: MISCELLANEOUS

         9.1 Assignment. This Agreement may not be transferred or assigned by any party hereto, whether voluntarily or by operation of law, without the prior written consent of the other; provided, however, that the rights and obligations of HNC may be assigned, without the consent of Retek or RIS, pursuant to a merger, exchange, recapitalization or other reorganization to which HNC is a party or by operation of law. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         9.2 Governing Law. This Agreement shall be governed by the internal laws of the State of California (without regard to that state's laws regarding conflict of laws) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

         9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which together shall be deemed to be one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

         9.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, by a national overnight delivery service or by facsimile transmission, or upon deposit in the U.S. mail (certified or registered mail, postage prepaid, return receipt requested):


If to HNC, to:                                  If to Retek or RIS, to:
     HNC Software Inc.                               Retek Inc.
     5935 Cornerstone Court West                     Midwest Plaza, 801 Nicollet Mall
     San Diego, CA 92121-3728                        11th Floor
     Attention:  Chief Financial Officer             Minneapolis, MN 55402
     Facsimile:  (858) 799-1501                      Attention:  Chief Financial Officer
                                                     Facsimile:  (612) 630-5641


or to such other person or address as any party shall specify by providing notice in writing to the other party in the manner specified above. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, the business day following deposit with a national overnight delivery service, one (1) business day after transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof.

         9.5 Force Majeure. A party will not be deemed to have breached this Agreement to the extent that performance of such party's obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortage of materials or supplies, labor unrest or other cause beyond the reasonable control of such party (a "Force Majeure"); provided that the party whose performance is delayed or prevented promptly notifies the other party of the Force Majeure preventing or delaying performance; and provided further that if the prevention or delay of performance continues for more than sixty (60) days, then the other party may terminate this Agreement by providing written notice of termination.

         9.6 Waiver; Amendment. This Agreement may be amended only by the written agreement of the parties hereto. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Failure by either party, at any time, to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action.

         9.7 Entire Agreement. This Agreement and its Exhibits contains the entire agreement and understanding of the parties hereto with respect to its subject matter. This Agreement supersedes all prior agreements and understandings, oral or written, with respect to its subject matter. This Agreement is made and entered into pursuant to the Separation Agreement.

         9.8 Limitation of Liability. NO PARTY HERETO WILL BE LIABLE TO ANY OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION LOSS OF DATA, SERVICES, PROFITS, REVENUE, BUSINESS OR SERVICE INTERRUPTION IN CONNECTION WITH, OR RELATED TO, THE PERFORMANCE OF THIS AGREEMENT, OR ARISING OUT OF THE SERVICES RENDERED HEREUNDER, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT (INCLUDING WITHOUT LIMITATION BREACH OF THIS AGREEMENT OR TERMINATION OF THIS AGREEMENT), TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF ANY OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE.

         9.9 Survival. The provisions of Section 3.2, Article VI, Article VIII and Article IX hereof shall survive any termination of this Agreement. Termination of this Agreement will not terminate any obligation of Retek or RIS to pay for any Services rendered, or any insurance provisions or other costs paid by HNC, prior to the effective date of termination.

         9.10 Severability. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by such court, not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Agreement will remain in full force and effect according to its terms.

         9.11 Construction. This Agreement will be interpreted in accordance with its terms and without any strict construction in favor of or against either of the parties.

         9.12 Section Headings. The Section headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

                         ARTICLE X: DISPUTE RESOLUTION.

         10.1 Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, or any transaction contemplated hereby shall be resolved in accordance with the procedures set forth in Article VII of the Separation Agreement.





         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.


HNC SOFTWARE INC.                       RETEK INFORMATION SYSTEMS, INC.

By:  /s/ R. V. Thomas                   By:    /s/ Gregory A. Effertz
   ------------------------------              ---------------------------------
Name:  R. V. Thomas                     Name:  Gregory A. Effertz
   ------------------------------              ---------------------------------
Title:  C. F. O.                        Title:  V. P. Finance and Administration
   ------------------------------              ---------------------------------

                                        RETEK INC.


                                        By:   /s/ Gregory A. Effertz
                                              ----------------------------------
                                        Name: Gregory A. Effertz
                                              ----------------------------------
                                        Title: V. P. Finance and Administration
                                              ----------------------------------






                     [SIGNATURE PAGE TO SERVICES AGREEMENT]

                                    EXHIBIT A
                                       TO
                               SERVICES AGREEMENT
                                     BETWEEN
                               HNC SOFTWARE INC.,
                 RETEK INC. AND RETEK INFORMATION SYSTEMS, INC.

                     SERVICES TO BE PROVIDED BY HNC TO RETEK



1. DESCRIPTION OF SERVICES. Subject to the terms and conditions of the Services Agreement to which this Exhibit A is an exhibit, during the term of the Agreement, HNC agrees to provide to Retek the following services (collectively, the "Services").

(a)      Corporate, General and Administrative Services.

         (i) Finance and Accounting Services. The services of HNC's finance and accounting departments, including general accounting, intra-corporate billing between HNC and its affiliates and Retek and its affiliates, preparation of HNC's consolidated financial statements (including SEC and other regulatory reports required from time to time), state and federal income tax return preparation and consultation, investor services and those services currently provided by HNC to Retek. Without limitation, the provisions of Sections 3.2 and 4.2 will apply to the Services described in this Section 1(a)(i).

         (ii) Risk Management Services. HNC shall continue to provide risk management services, including the administration of Retek's property and casualty insurance programs that are currently provided by HNC to Retek.

         (iii) Corporate G&A. HNC shall provide services of its general corporate management.

         (iv) Equity Plan Administration. HNC shall provide services to support HNC's employee equity plans in which Retek's employees participate.

         (v) Human Resources Administration Services. The services of HNC's human resources department to administer employment, compensation and employee benefits matters for Retek employees for so long as, and only to the extent that, Retek employees participate in such HNC employment, compensation and/or employee benefits programs.

(b) Corporate Communication Services. HNC shall provide Retek with corporate communication services support during the term of this Agreement, which shall include services similar to those provided currently that are in support of the consolidated organization, such as general communications to the investment community, trade shows, corporate media that incorporates Retek in its campaign, or communication that generally addresses HNC as an organization.

(c) Employee Group Insurance. The extension to Retek's and RIS' employees of those HNC employee group insurance benefits specifically listed in Part 1 of Attachment II to this Exhibit A that are currently provided to HNC employees; provided that HNC shall not be obligated to provide such group insurance to Retek and RIS employees if (i) HNC ceases to provide such group insurance to HNC employees; (ii) HNC is not permitted to extend such employee group insurance to Retek or RIS employees by the providers of such group insurance; or (iii) the extension of such group insurance to Retek employees is not permitted under the agreements and documents governing such group insurance or is not permitted under applicable law. No other employee group insurance shall be provided by HNC to employees of Retek or RIS unless otherwise explicitly agreed to in writing by HNC.

(d) Other Employee Benefits. The extension to Retek employees of participation in the other HNC employee benefit plans listed in Part 2 of Attachment II to this Exhibit A that are currently provided to HNC employees; provided that HNC shall not be obligated to provide participation in such employee benefit plans to Retek employees if (i) HNC ceases to provide such benefit plans to HNC employees; (ii) HNC is not permitted to extend such benefit plans to Retek employees by the providers of such benefit plans; or (iii) the extension of such benefit plans to Retek employees is not permitted under the agreements and documents governing such benefit plans or is not permitted under applicable law. No benefits under any other HNC employee benefit plans shall be extended to employees of Retek unless otherwise explicitly agreed to in writing by HNC.

(e) Other Employee-Related Services. The extension of statutorily required workers' compensation insurance for Retek employees.

         (f) Other Services. HNC Financial Solutions shall continue to provide office space in Japan to Retek that is currently provided by HNC Financial Solutions to Retek and Retek shall pay its proportionate share of the costs of such office space.

2.       FEES FOR SERVICES.

         (a) For the services described in subsections 1(a) and 1(b) of this Exhibit A, Retek will pay HNC an amount equal to 100% of HNC's actual cost of labor and associated overhead (and the amount of all fees charged by an outsource supplier) to provide such services that is fairly allocable to Retek and RIS under generally accepted cost accounting principles, taking into account HNC's cost allocation policies and practices consistently applied given Retek's and RIS's historic share of the use of such services. These amounts may be adjusted by HNC from time to time upon thirty (30) days' advance notice to Retek if Retek's or RIS's actual use of Services warrants a change in Retek's allocable portion under generally accepted cost accounting principles. The initial estimated monthly fees for the services described in this Exhibit A are set forth on Attachment I to this Exhibit A and shall be adjusted when HNC's actual expenditures are known for the covered period as provided in the quarterly reconciliation provisions of Section 2.2 of this Agreement.

         (b) For the services described in subsection 1(c) of this Exhibit A ("Employee Group Insurance"), Retek will pay HNC an amount per Retek or RIS employee equal to HNC's actual cost for providing the employee group insurance (including but not limited to all premiums paid by HNC for employee group insurance, self-insurance claims and administrative fees for the administration of these benefits). This amount may be adjusted by HNC from time to time to reflect any changes in the cost of providing employee group insurance.

         (c) For the services described in subsection 1(d) of this Exhibit A ("Other Employee Benefits"), Retek will pay HNC an amount per Retek or RIS employee equal to the cost to HNC of providing the other employee benefit plans (including but not limited to all plan administrative and audit fees incurred by HNC in connection with such employee benefit plans). This amount may be adjusted by HNC from time to time to reflect any changes in the cost of providing employee benefits.

         (d) For the services described in subsection 1(e) of this Exhibit A ("Other Employee-Related Services"), Retek will pay HNC (i) the direct charges incurred by HNC to pay for worker's compensation insurance for Retek or RIS employees, based on the actual insurance premium rate, plus (ii) the direct charges incurred by HNC for payroll withholding items.

         (e) For other services described in subsection 1(f) of this Exhibit A, Retek will pay HNC Financial Solutions an amount per Retek or RIS employee equal to HNC Financial Solutions' actual cost for providing the Japan office space. This amount may be adjusted by HNC Financial Solutions from time to time to reflect any changes in the cost of providing this office space.

                                  ATTACHMENT I

                                       TO
                                    EXHIBIT A
                          TO SERVICES AGREEMENT BETWEEN
                        HNC SOFTWARE INC., RETEK INC. AND
                         RETEK INFORMATION SYSTEMS, INC.


                        INITIAL MONTHLY FEES FOR SERVICES

         The fees to be charged to Retek for the following services are based upon the forecasted actual costs expected to be incurred by HNC for such services and are subject to adjustment for actual expenditures based on HNC's cost accounting and changes in underlying facts and forecasts. Fees are allocated to all HNC subsidiaries and business units based upon forecasted headcount and revenues for the same period. All fees are due and payable from Retek monthly based upon the final budget prepared by HNC staff, subject to adjustment and reconciliation as provided in Section 2.2 of the Agreement. The following represents a preliminary estimate of those fees for the first quarter of 2000 and is subject to final HNC management approval. Estimates of monthly fee charges for subsequent quarters will be communicated to Retek in advance of any billing for time periods in that quarter.



                           SERVICE CATEGORY                                   INITIAL MONTHLY ESTIMATE

Corporate, General and Administrative Services:                          $121,000 per month

Employee Group Insurance:                                                Actual costs billed by the
                                                                         insurance carrier or invoiced by
                                                                         HNC

Corporate Communications:                                                $36,000 per month

                                  ATTACHMENT II

                                 TO EXHIBIT A TO
                               SERVICES AGREEMENT
                                     BETWEEN
                        HNC SOFTWARE INC., RETEK INC. AND
                         RETEK INFORMATION SYSTEMS, INC.


               EMPLOYEE GROUP INSURANCE AND EMPLOYEE BENEFIT PLANS


1.       Employee Group Insurance

         Group Insurance programs for which Retek or its subsidiaries participate as a member of the HNC organization are as follows:

         Medical

         Dental

         Basic Life

         Optional Life

         Vision

         Short-Term Disability

         Long-Term Disability

         Employee Assistance Program

         Business Travel Accident

         Background Investigation Service

2.       Other Employee Benefit Plans

         Section 125

         401(K)

                                    EXHIBIT B

                                       TO
                               SERVICES AGREEMENT
                   BETWEEN HNC SOFTWARE INC., RETEK, INC. AND
                         RETEK INFORMATION SYSTEMS, INC.

                               BUSINESS INSURANCE

1.       DESCRIPTION OF BUSINESS INSURANCE COVERAGE PROVIDED.

         General Liability

         Errors and Omissions

         Property Insurance

         Directors' and Officers' *

         Employee Dishonesty

         Crime Insurance

         Excess Umbrella

         Auto

         International

         HNC shall in good faith determine the amount of the above coverages based on historical past practices.

         * Subject to the provisions of Section 1.2 of this Agreement regarding Retek's obligation to maintain and pay for its own additional directors' and officers' insurance coverage.

2.       PAYMENT FOR BUSINESS INSURANCE COVERAGE.

         Retek shall pay to HNC a fee equal to a prorated portion of the premium paid by HNC for such Business Insurance Coverage - where the prorated amount of such premium allocated to, and payable by Retek, shall be computed based upon HNC's Corporate Allocation practices consistently applied; provided that HNC will not be obligated to extend such Business Insurance Coverage if the insurer is not willing to extend such Business Insurance Coverage to Retek or its subsidiaries or the extension of coverage to Retek and/or its subsidiaries results in any significant increase in the cost of the insurance premium paid for HNC's portion of the coverage.

         NOTE: Retek shall be responsible for purchasing and paying for its own additional directors' and officers' insurance coverage as provided in Section
1.2 of the Agreement. Retek shall also be responsible for purchasing and paying for its own Workers' Compensation Policies, which shall be purchased and paid for by Retek and its subsidiaries for their benefit.